Exhibit 99.22

THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT YOUR OWN INDEPENDENT PROFESSIONAL ADVISERS IMMEDIATELY.

THE SOLICITATION IS BEING SENT TO U.S. HOLDERS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, THE SOLICITATION HAS NOT BEEN AND WILL NOT BE REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAW OF ANY STATE OR JURISDICTION OF THE UNITED STATES. NEITHER THE SEC NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF ANY NOTES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

THE SOLICITATION WILL BE SUBMITTED TO NOTEHOLDERS IN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 802 THEREUNDER (“RULE 802”). ANY NEW SECURITIES DEEMED TO BE ISSUED PURSUANT TO THE SOLICITATION WILL BE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT TO THE SAME EXTENT AND PROPORTION AS THE EXISTING NOTES. IN ACCORDANCE WITH RULE 802 WITH RESPECT TO ANY SECURITIES DEEMED TO BE ISSUED IN CONNECTION WITH THE SOLICITATION, THE ISSUER WILL SUBMIT TO THE SEC ANY INFORMATIONAL DOCUMENT DISSEMINATED TO NOTEHOLDERS IN CONNECTION WITH THE SOLICITATION.

THE SOLICITATION IS MADE FOR THE SECURITIES OF A NON-U.S. COMPANY. THE SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, SINCE FUIB AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A NON-U.S. COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS, IN A NON-U.S. COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A UNITED STATES COURT’S JUDGMENT.

NOTHING IN THIS MEMORANDUM OR IN ANY OTHER DOCUMENTS, INFORMATION OR COMMUNICATIONS RELATED TO THE NOTES SHALL BE INTERPRETED AS CONTAINING ANY OFFER OR INVITATION TO, OR SOLICITATION OF, ANY SUCH CIRCULATION, DISTRIBUTION, PLACEMENT, SALE, PURCHASE OR OTHER TRANSFER OR ADVERTISEMENT IN UKRAINE.

YOU SHOULD BE AWARE THAT FUIB MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE SOLICITATION, SUCH AS IN THE OPEN MARKET OR IN PRIVATELY NEGOTIATED PURCHASES.

NOTICE OF MEETING

STANDARD BANK PLC

(the “Issuer”)

(incorporated in England and Wales)

in respect of the outstanding U.S.$252,488,000 11 per cent. Loan Participation Notes due 2014 (the “Notes”) issued by, but without recourse to, the Issuer for the sole purpose of funding a loan to

PUBLIC JOINT STOCK COMPANY

“FIRST UKRAINIAN INTERNATIONAL BANK”

(“FUIB” or the “Borrower”)

(incorporated in Ukraine)

ISIN:XS0287015787	Common Code: 028701578	Swiss Security Number: 2922365

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 4 to the Trust Deed (as defined below) constituting the

Notes and made between the Issuer and the Trustee as trustee for the Noteholders, a Meeting of the Noteholders will be held on 4 December 2014 at the offices of Linklaters LLP at One Silk Street, EC2Y 8HQ, London, United Kingdom, at 10:00 a.m. (London time) for the purpose of considering and, if thought fit, passing the following resolution which (with the exception of the italicised wording below) will be proposed as an Extraordinary Resolution in accordance with the provisions of the Trust Deed. A Noteholder may do any one (but not more than one) of the following:

(i)	vote in favour of the Extraordinary Resolution by voting or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date in favour of the Extraordinary Resolution and elect to receive the Partial Redemption Amount together with the Accrued Interest; or

(ii)	vote in favour of the Extraordinary Resolution by voting or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date in favour of the Extraordinary Resolution and elect not to receive the Partial Redemption Amount together with the Accrued Interest; or

(iii)	vote against the Extraordinary Resolution by voting, or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date, against the Extraordinary Resolution; or

(iv)	attend the Meeting in person, vote in favour of the Extraordinary Resolution in accordance with the procedures set out in the Notice of Meeting and elect to receive the Partial Redemption Amount together with the Accrued Interest; or

(v)	attend the Meeting in person, vote in favour of the Extraordinary Resolution in accordance with the procedures set out in the Notice of Meeting and elect not to receive the Partial Redemption Amount together with the Accrued Interest; or

(vi)	attend the Meeting in person and reject the Extraordinary Resolution by voting against the Extraordinary Resolution; or

(vii)	abstain from voting action.

Unless the context otherwise requires, capitalised terms used in this notice shall bear the meanings given to them in the Memorandum (as defined below).

EXTRAORDINARY RESOLUTION

“THAT THIS MEETING (the “Meeting”) of the holders (the “Noteholders”) of the outstanding U.S.$ 252,488,000 11 per cent. Loan Participation Notes due 2014 (the “Notes”) issued by but without recourse to, Standard Bank Plc (the “Issuer”) for the sole purpose of funding a loan to PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK” (“FUIB” or the “Borrower”) pursuant to a loan agreement between the Issuer and FUIB dated 8 February 2007 (the “Original Loan Agreement”) as supplemented by a supplemental loan agreement dated 16 May 2007 (the “First Supplemental Loan Agreement”), a supplemental loan agreement dated 15 December 2009 (the “Second Supplemental Loan Agreement”) and a supplemental loan agreement dated 8 November 2010 (the “Third Supplemental Loan Agreement”, and together with the Original Loan Agreement as amended by the First Supplemental Loan Agreement, the Second Supplemental Loan Agreement and the Third Supplemental Loan Agreement, the “Loan Agreement”), and constituted by a trust deed dated 14 February 2007 between the Issuer and BNY Mellon Corporate Trustee Services Limited (formerly BNY Corporate Trustee Services Limited) (the “Trustee”) (the “Original Trust Deed”) as supplemented by a supplemental trust deed dated 21 May 2007 (the “First Supplemental Trust Deed”), a supplemental trust deed dated 21 December 2009 (the “Second Supplemental Trust Deed”) and a supplemental trust deed dated 11 November 2010 (the “Third Supplemental Trust Deed”, and together with the Original Trust Deed as amended by the First Supplemental Trust Deed, the Second Supplemental Trust Deed and the Third Supplemental Deed, the “Trust Deed”), by Extraordinary Resolution (as defined in the Trust Deed) HEREBY:

(1)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the substitution of Green Finance Plc (the “New Issuer”) in place of the Issuer as the issuer of the Notes, lender under the Loan Agreement and obligor under the Trust Deed and the Agency Agreement.

(2)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the amendment of the Loan Agreement by way of a fourth supplemental loan agreement in the manner set out in the draft fourth supplemental loan agreement which, if this Extraordinary Resolution is duly passed, will be entered into between the New Issuer and FUIB (the “Fourth Supplemental Loan Agreement”), and in particular the amendment of the Loan Agreement by:

(i)	replacing all references to “Standard Bank Plc” (other than in the definition of “Lead Managers”) with “Green Finance Plc” reflecting the substitution of the New Issuer and making any corresponding changes;

(ii)	replacing all references to “Loan Participation Notes due 2014” with “Loan Participation Notes due 2018”;

(iii)	replacing all references to “BNY Corporate Trustee Services Limited” with “BNY Mellon Corporate Trustee Services Limited”;

(iv)	replacing all references to “SWX Swiss Stock Exchange” with “SIX Swiss Exchange”;

(v)	replacing all references to “Repayment Date” (other than in Clause 7.3A) with “Extended Repayment Date”;

(vi)	amending Clause 1.1 thereof by deleting the definition of “Account” and by adding the following definition:

““Account” means the account with the account number [—] in the name of the Lender with The Bank of New York Mellon;”;

(vii)	amending Clause 1.1 thereof by adding the following definitions of “2014 Partial Repayment Notice Date”, “2014 Settlement Date” and “Extended Repayment Date”:

““2014 Partial Repayment Notice Date” means 29 December 2014 or such date as may be agreed between the Lender and the Borrower which shall be no later than two Business Days prior to the 2014 Settlement Date;

“2014 Settlement Date” means 31 December 2014 (or such later date as may be agreed between the Lender and the Borrower, which shall be no later than 15 days after a resolution of the holders of the Funding Instruments has been validly passed in relation to certain amendments to the terms of the Funding Instruments as set out in a notice of meeting to such holders dated 19 November 2014), subject to the registration of amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement with the NBU;

“Extended Repayment Date” means 31 December 2018;”;

(viii)	inserting the following Clause 6A immediately after Clause 6:

“Amortisation

The Borrower shall, on 31 December 2015 (the “First Instalment Date”) and then quarterly on 31 March, 30 June, 30 September and 31 December in each year from and including 30 September 2016 to and including 31 December 2018 (each a “Quarterly Instalment Date” and together with the First Instalement Date, each an “Instalment Date”), repay the principal amount of the loan in instalments. The amount of principal repayable on each Instalment Date shall be the relevant Amortisation Amount, where “Amortisation Amount” means:

(i)	in respect of the First Instalment Date, U.S.$10,000,000; and

(ii)	in respect of each Quarterly Instalment Date, the amount of principal remaining on the Loan immediately prior to the relevant Quarterly Instalment Date divided by the remaining number of Quarterly Instalment Dates, or, in each case, such lesser amount as may result from the rounding down contemplated in Condition 5(c)(4) of the Funding Instruments.”;

(ix)	inserting the following Clause 7.3B immediately after clause 7.3A:

“2014 Partial Repayment

The Borrower shall on the 2014 Partial Repayment Notice Date, deliver to the Lender, the Principal Paying Agent and the Trustee, a written notice, which shall be irrevocable, stating that it shall repay such amount of the Loan as is equal to the aggregate principal amount of the Funding Instruments to be redeemed by the Issuer (the “2014 Partial Repayment Amount”) on the 2014 Settlement Date. Following provision of such notice, the Borrower shall repay the Loan in part in the 2014 Partial Repayment Amount on the 2014 Partial Repayment Date together with interest accrued on the 2014 Partial Repayment Amount to such date.”;

(x)	deleting the following sentence in Clause 8.1(a) (Additional Amounts):

“For the avoidance of doubt, this Clause 8.1 (Additional Amounts) shall not apply to any Taxes assessed on the Lender in the United Kingdom (or any Qualifying Jurisdiction) by reference to its overall net income.”;

(xi)	deleting the first sentence in Clause 8.2(a) (Double Tax Treaty Relief) and replacing it with the following:

“The Lender shall use its reasonable efforts to furnish the Borrower, each year before the Interest Payment Date falling on 31 March of the relevant year, with a United Kingdom tax residence certificate in respect of the relevant year (and in relation to the year 2014 such duly completed certificate shall be delivered before the Interest Payment Date falling on 31 December 2014) provided that, without prejudice to its representation in Clause 8.6 (Tax Position of the Lender), the Lender shall have no liability to the Borrower, provided that such representation is correct and that the Lender has appropriately applied for the relevant certificate in accordance with this Agreement, if the United Kingdom Tax Authority fails to issue a United Kingdom tax residence certificate in respect of any calendar year or only does so after the relevant Interest Payment Date.”;

(xii)	deleting Clause 8.6(a) (Tax Position of the Lender) and replacing it with the following:

“(a) it is a resident of the United Kingdom for purposes of Article 4 of the Double Tax Treaty as it is subject to:

(i) taxation in the United Kingdom on the basis of its registration as a legal entity, location of its management body or another similar criterion; and

(ii) unlimited United Kingdom tax liability for corporate income tax for purposes of the Double Tax Treaty,

and that it is not subject to taxation in the United Kingdom merely on income from sources in the United Kingdom or connected with property located in the United Kingdom, and that it should be able to receive certification from the United Kingdom Taxing Authority confirming that the Lender is resident in the United Kingdom for tax purposes;”;

(xiii)	deleting Clause 11.18 (Subsidiaries) and replacing it with the following:

“Public Joint Stock Company “Bank Renaissance Capital” is the only subsidiary of the Borrower.”;

(xiv)	deleting Clause 13.10 (Maintenance of Capital Adequacy) and replacing it with the following:

“The Borrower shall not, and shall ensure that each Subsidiary which carries on a Banking Business shall not, permit its capital adequacy ratio to fall below the minimum total capital adequacy ratio required by the NBU from time to time and, in the case of a Subsidiary which carries on a Banking Business outside Ukraine, the relevant banking authority responsible for setting and/or supervising capital adequacy for financial institutions in the relevant jurisdiction in which such Subsidiary carries on its Banking Business. The Borrower shall not and shall ensure that each Subsidiary which carries on a Banking Business shall not, permit its regulatory capital sufficiency (adequacy) ratio to fall below 12.5 per cent. of its risk weighted assets, as calculated in accordance with the guidelines on capital adequacy standards for international banks contained in the July 1998 text of the Basel Capital Accord, published by the Basel Committee on Banking Supervision, as amended.”;

(xv)	deleting Clause 22.2 (a)(ii) and replacing it with the following:

“If to the Lender:

Green Finance Plc

6 St Andrew Street

London EC4A 3AE

United Kingdom

Attention: The Directors

Fax: +44 (0) 207 832 4900”;

(xvi)	deleting the Issuer’s notice details in Schedule 2, Schedule 3 and Schedule 4 and replacing them with the following:

“Green Finance Plc

6 St Andrew Street

London EC4A 3AE

United Kingdom

Attention: The Directors”.

The Fourth Supplemental Loan Agreement shall be substantially in the form of the draft submitted to the Meeting and, subject to the passing of the Extraordinary Resolution, shall be entered into not later than 3 days after the date of the Meeting. The Fourth Supplemental Loan Agreement shall then be presented to the NBU for registration of amendments introduced thereby to the Loan Agreement, completion of such registration being a condition precedent to the Fourth Supplemental Loan Agreement becoming effective.

(3)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the amendment of the Trust Deed by way of a fourth supplemental trust deed in the manner set out in the draft fourth supplemental trust deed which, if this Extraordinary Resolution is duly passed, will be entered into between the New Issuer and the Trustee (the “Fourth Supplemental Trust Deed”), and in particular the amendment of the Trust Deed by:

(i)	deleting all references to “Standard Bank Plc” and replacing them with “Green Finance Plc” reflecting the substitution of the New Issuer;

(ii)	deleting all references to “Loan Participation Notes due 2014” and replacing them with “Loan Participation Notes due 2018”;

(iii)	deleting all references to “BNY Corporate Trustee Services Limited”, “The Bank of New York” and “The Bank of New York (Luxembourg) S.A.” and replacing them with “BNY Mellon Corporate Trustee Services Limited”, “The Bank of New York Mellon” and “The Bank of New York Mellon (Luxembourg) S.A.”, respectively;

(iv)	releasing the Charged Property and the Transferred Rights given as the Note Security under the Original Trust Deed and creating new Note Security to be granted by the New Issuer over the new Charged Property and the new Transferred Rights in favour of the Trustee, and all consequential changes to the Trust Deed;

(v)	amending Clause 1.1 (Definitions) thereof by deleting the definitions of “Account” and “Reserved Rights” and by adding the following definitions:

““Account” means an account of the Issuer with the Principal Paying Agent at its specified office, having the account number [—];

“Reserved Rights” are the rights excluded from the Charge and the Transferred Rights, being all and any rights, interests and benefits in respect of the obligations of the Borrower under the following provisions of the Loan Agreement, namely the second sentence of Clause 7.4 (Costs of Prepayment); Clause 8.2 (Double Tax Treaty Relief); Clause 8.3(a) (Indemnity Amounts); Clause 10 (Changes in Circumstances); Clause 11 (Representations and Warranties of the Borrower); Clause 15 (Indemnity); Clause 18.1 (Transaction Expenses and Fees); Clauses 18.218.4 (to the extent that the Issuer’s claim is in respect of one of the aforementioned clauses of the Loan Agreement); Clause 16.2 (Currency Indemnity) and Clause 17.3 (No Set-off) of the Loan Agreement;”;

(vi)	replacing all references to account number 5737638400 with account number [—];

(vii)	deleting Clause 2.7 (Redemption) and replacing it with the following:

“Redemption

(a) Unless previously prepaid or repaid, the Borrower will be required to repay the Loan (together with any outstanding interest or additional amounts) on 31 December 2018 and, subject to such repayment, all the Notes then remaining outstanding will on that date be redeemed or repaid by the Issuer at their principal amount thereof.

(b) If the Loan should become repayable (and be repaid), otherwise than as provided in sub- Clause (a) above, pursuant to the Loan Agreement prior to 31 December 2018, all Notes then remaining outstanding shall thereupon become due and redeemable or repayable in accordance with the Conditions.”;

(viii)	inserting the following Clause 15.21 (Restrictive covenants of the Issuer):

“So long as any Note remains outstanding, the Issuer, without the prior written consent of the Trustee or an Extraordinary Resolution or a Written Resolution, shall not, inter alia, (i) incur any indebtedness for borrowed moneys other than (a) issuing the Notes and any further notes in accordance with Condition 13 or (b) issuing notes on a limited recourse basis secured on assets of the Issuer (other than the assets over which the Note Security has been created, the assets on which any other obligations of the Issuer are secured and the Issuer’s share capital), (ii) engage in any business (other than acquiring and holding the property over which the Note Security has been created, entering into and performing any agreement related to the Notes or any issue of any further notes or other notes on a limited recourse basis as aforesaid or acts incidental to or necessary in connection with the Notes or such related agreements (including in respect of any security or a transaction fee in connection therewith), making the Loan to the Borrower pursuant to the Loan Agreement or any future loans to the Borrower in connection with the issue of further notes as aforesaid and performing any act incidental to or necessary in connection therewith), (iii) have any subsidiaries or employees, (iv) purchase, own, lease or otherwise acquire any real property (including office premises or like facilities), (v) except as permitted in the Trust Deed, dispose of any property over which the Note Security has been created or any interest therein, (vi) consolidate or merge with any other person or (vii) convey or transfer its properties or assets substantially as an entirety (to the extent the same is within the control of the Issuer) to any person (otherwise than as contemplated in these Conditions and the Trust Deed), (viii) issue any shares (other than any shares that are in issue as at the date of the Trust Deed) (to the extent the same is within the control of the Issuer), (ix) declare any dividends, make any distribution to its shareholders, give any guarantees or assume any other liability, or, subject to the laws of England, petition for any winding-up or bankruptcy, or (x) open or have any interest in any account with a bank or financial institution (other than (a) the Account; (b) the account held by the Issuer into which any of the Issuer’s fees, costs, expenses, retained profit and any other amounts in connection with the administration and management of the Issuer are to be paid and only moneys necessary for that purpose are credited to it, including for the avoidance of doubt, its share capital; and (c) any account relating to any further notes issued pursuant to the Trust Deed or other notes issued on a limited recourse basis for the purposes of making loans to the Borrower or any charged property relating thereto), save where any such account or the Issuer’s interest in it is simultaneously charged in favour of the Trustee so as to form part of such charged property;”

(ix)	inserting the following Clause 15.22 (Share capital of the Issuer):

“At all times use its best endeavours to procure that the whole of the issued share capital of and all of the voting rights over the Issuer are held by TMF Trustee Limited on trust exclusively for charitable purposes.”

(x)	deleting first sentence of Clause 13 (Payment to Noteholders) and replacing it with the following:

“Any payment made by the Borrower under the Loan Agreement to or to the order of, the Trustee or the Principal Paying Agent shall pro tanto satisfy the obligations of the Issuer in respect of the Notes.”;

(xi)	deleting Clause 20.1(a) and replacing it with the following:

“Green Finance Plc

6 St Andrew Street

London EC4A 3AE

United Kingdom

Attention: The Directors

Fax: +44 (0) 207 832 4900”;

(xii)	deleting Schedule 1 (Form of Global Note Certificate), Schedule 2 (Form of Individual Note Certificate), Schedule 5 (Form of Notice of Charge and Assignment by way of Security of Loan Agreement), Schedule 6 (Form of Acknowledgement of Notice of Charge and Assignment by way of Security of Loan Agreement), Schedule 7 (Form of Notice of Charge of the Account), Schedule 8 (Form of Acknowledgement of Notice of Charge of the Account), Schedule 10 (Form of Certification of Irrevocable and Unconditional Discharge by Issuer of all Sums under Trust Deed and the Notes) and Schedule 11 (Form of Release, Reassignment or Discharge of Transferred Rights) and replacing them with the relevant new Schedules as set out in the Fourth Supplemental Trust Deed.

(4)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the amendment of the Conditions of the Notes, by amending Schedule 3 of each of the Original Trust Deed and the First Supplemental Trust Deed in each case as such Schedule shall have been amended and/or supplemented by the Second Supplemental Trust Deed and Third Supplemental Trust Deed as set out in the Fourth Supplemental Trust Deed, by:

(i)	deleting all references to “Standard Bank Plc” and replacing them with “Green Finance Plc” reflecting the substitution of the New Issuer;

(ii)	deleting all references to “Loan Participation Notes due 2014” and replacing them with “Loan Participation Notes due 2018”;

(iii)	deleting all references to “SWX Swiss Stock Exchange” and replacing them with “SIX Swiss Exchange”;

(iv)	deleting all references to “www.swx.com” and replacing them with “www.six-swiss- exchange.com/news/official_notices/search_en.html”;

(v)	inserting the following paragraphs immediately after the existing paragraph in Condition 3:

“Save as provided above, so long as any Note remains outstanding, the Issuer, without the prior written consent of the Trustee or an Extraordinary Resolution or a Written Resolution, shall not, inter alia, (i) incur any indebtedness for borrowed moneys other than (a) issuing the Notes and any further notes in accordance with Condition 13 or (b) issuing notes on a limited recourse basis secured on assets of the Issuer (other than the assets over which the Note Security has been created, the assets on which any other obligations of the Issuer are secured and the Issuer’s share capital), (ii) engage in any business (other than acquiring and holding the property over which the Note Security has been created, entering into and performing any agreement related to the Notes or any issue of any further notes or other notes on a limited recourse basis as aforesaid or acts incidental to or necessary in connection with the Notes or such related agreements (including in respect of any security or a transaction fee in connection therewith), making the Loan to the Borrower pursuant to the Loan Agreement or any future loans to the Borrower in connection with the issue of further notes as aforesaid and performing any act incidental to or necessary in connection therewith), (iii) have any subsidiaries or employees, (iv) purchase, own, lease or otherwise acquire any real property (including office premises or like facilities), (v) except as permitted in the Trust Deed, dispose of any property over which the Note Security has been created or any interest therein, (vi) consolidate or merge with any other person or (vii) convey or transfer its properties or assets substantially as an entirety (to the extent the same is within the control of the Issuer) to any person (otherwise than as contemplated in these Conditions and the Trust Deed), (viii) issue any shares (other than any shares that are in issue as at the date of the Trust Deed) (to the extent the same is within the control of the Issuer), (ix) declare any dividends, make any distribution to its shareholders, give any guarantees or assume any other liability, or, subject to the laws of England, petition for any winding-up or bankruptcy, or (x) open or have any interest in any account with a bank or financial institution (other than (a) the Account; (b) the account held by the Issuer into which any of the Issuer’s fees, costs, expenses, retained profit and any other amounts in connection with the administration and management of the Issuer are to be paid and only moneys necessary for that purpose are credited to it, including for the avoidance of doubt, its share capital; and (c) any account relating to any further notes issued pursuant to the Trust Deed or other notes issued on a limited recourse basis for the purposes of making loans to the Borrower or any charged property relating thereto), save where any such account or the Issuer’s interest in it is simultaneously charged in favour of the Trustee so as to form part of such charged property.

At all times the Issuer shall use its best endeavours to procure that the whole of the issued share capital of and all of the voting rights over the Issuer are held by TMF Trustee Limited on trust exclusively for charitable purposes.”

(vi)	deleting Condition 5(a) and replacing it with the following:

“Scheduled redemption: Unless previously prepaid pursuant to Clause 7 (Prepayment) and Clause 6A (Amortisation) of the Loan Agreement, the Borrower will be required to repay the Loan on its due date as provided in the Loan Agreement and, subject to such repayment, all the Notes will be redeemed at their principal amount together with accrued interest on 31 December 2018 subject as provided in Conditions 6 (Payments).”;

(vii)	inserting the following Condition 5(c)(3):

“2014 Partial Redemption: The Issuer shall on the Settlement Date, subject to compliance with any applicable laws and stock exchange or other regulatory requirements, redeem in relation to each Qualifying Noteholder, an aggregate principal amount of Qualifying Notes held by such holder equal to the Partial Redemption Amount and shall pay to each Qualifying Noteholder the Partial Redemption Amount and the Accrued Interest.

The Issuer’s obligations in respect of this Condition 5(c)(3) to redeem and make payment for the Notes shall constitute an obligation only to account to Qualifying Noteholders on the Settlement Date for an amount equivalent to the sums received by or for the account of the Issuer in respect of principal and accrued interest pursuant to Clause 7.3B (2014 Partial Repayment) in the Loan Agreement, subject to the Reserved Rights.

In this Condition:

“Accrued Interest” means interest accrued on the Partial Redemption Amount from and including the last interest payment date (being 30 September 2014) to but excluding the Settlement Date;

“Partial Redemption Amount” means, in respect of each Qualifying Noteholder a pro rata share in a U.S.$45,000,000 cash payment (or such lesser amount as may result from the rounding down referred to below), such share corresponding to such Qualifying Noteholder’s holding of Qualifying Notes as a proportion of the total nominal aggregate amount of Qualifying Notes held by all Qualifying Noteholders, such amount being payable in U.S. Dollars and calculated as follows:

45,000,000 ×	A
B

where:

A = the total nominal aggregate amount of Qualifying Notes held by such Qualifying Noteholder; and

B = the total nominal aggregate amount of Qualifying Notes held by all Qualifying Noteholders.

If the Partial Redemption Amount for any relevant Qualifying Noteholder would not be an integral multiple of U.S.$1,000, such Partial Redemption Amount shall be rounded down to the nearest U.S.$1,000;

“Qualifying Noteholder” means a Noteholder who validly (a) via an electronic voting instruction transmitted (and not validly revoked) to the relevant clearing system on or prior to 5:00 p.m. (London time) on 1 December 2014, or (b) by attending and voting at the meeting of Noteholders held on 4 December 2014 in person, in each case (i) voted in favour of the Extraordinary Resolution set out in a notice of meeting relating to the Notes dated 19 November 2014 and (ii) elected to receive the Partial Redemption Amount together with Accrued Interest;

“Qualifying Notes” means the aggregate principal amount of Notes of a Qualifying Noteholder in respect of which such Noteholder has validly (i) via an electronic voting instruction transmitted to the relevant clearing system on or prior to 5:00 p.m. (London time) on 1 December 2014 and not subsequently unblocked, or (ii) by attending and voting at the meeting of Noteholders held on 4 December 2014 in person, voted in favour of the Extraordinary Resolution set out in a notice of meeting relating to the Notes dated 19 November 2014, in each case together with an election to receive the Partial Redemption Amount together with Accrued Interest; and

“Settlement Date” means 31 December 2014 (or such later date as may be determined by the Issuer which shall be no later than 15 days after a resolution of the holders of the Notes has been validly passed in relation to certain amendments to the terms of the Notes as set out in a notice of meeting to such Noteholders on 19 November 2014).”;

(viii)	inserting the following Condition 5(c)(4):

“Amortising Redemption: The Issuer shall, on 31 December 2015 (the “First Instalment Date”) and then quarterly on 31 March, 30 June, 30 September and 31 December in each year from and including 30 September 2016 to and including 31 December 2018 (each a “Quarterly Instalment Date” and together with the First Instalement Date, each an “Instalment Date”), repay the principal amount of the Notes in instalments. The amount of principal repayable on each Instalment Date to each Noteholder shall be the relevant Amortisation Amount, where “Amortisation Amount” means:

(i)	in respect of the First Instalment Date, a pro rata share in a U.S.$10,000,000 cash payment, such share corresponding to such Noteholder’s holding of Notes then remaining outstanding as a proportion of the total nominal aggregate amount of Notes then remaining outstanding, such amount being payable in U.S. Dollars and calculated as follows:

10,000,000 ×	C
D

where:

C = the total nominal aggregate amount of Notes held by such Noteholder on the First Instalment Date;

D = the total nominal aggregate amount of Notes outstanding on the First Instalment Date; and

(ii)	in respect of each Quarterly Instalment Date, the amount of principal remaining on the relevant Note immediately prior to the relevant Quarterly Instalment Date divided by the remaining number of Quarterly Instalment Dates, provided that, on each Instalment Date except for the last Instalment Date, if the Amortisation Amount for any relevant Noteholder would not be an integral multiple of U.S.$1,000, such Amortisation Amount shall be rounded down to the nearest U.S.$1,000.”;

(ix)	deleting Condition 5(d) and replacing it with the following:

“No other redemption: Except where the Loan is accelerated pursuant to Clause 14.6(c) (Revocation of Licence; Insolvency) of the Loan Agreement, the Issuer shall not be entitled to redeem the Notes prior to that due date otherwise than as provided in Conditions 5(b) (Redemption by the Issuer), 5(c)(1) (Redemption upon a Put Event), 5(c)(2) (Partial Redemption), 5(c)(3) (2014 Partial Redemption) and 5(c)(4) (Amortising Redemption).”.

The Fourth Supplemental Trust Deed shall be substantially in the form of the draft submitted to the Meeting and subject to the passing of the Extraordinary Resolution and the registration of amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement with the NBU being complete, will be entered into on the Effective Date.

(5)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the amendment of the Agency Agreement by way of a second supplemental agency agreement in the manner set out in the draft second supplemental agency agreement which, if this Extraordinary Resolution is duly passed, will be entered into between the New Issuer, The Bank of New York Mellon (Luxembourg) S.A., The Bank of New York Mellon, the transfer agents named therein, the paying agents named therein and the Trustee (the “Second Supplemental Agency Agreement”), and in particular the amendment of the Agency Agreement by:

(i)	replacing all references to “Standard Bank Plc” with “Green Finance Plc” reflecting the substitution of the New Issuer and making any corresponding changes;

(ii)	replacing all references to “Loan Participation Notes due 2010” with “Loan Participation Notes due 2018”;

(iii)	replacing all references to “BNY Corporate Trustee Services Limited”, “The Bank of New York” and “The Bank of New York (Luxembourg) S.A.” with “BNY Mellon Corporate Trustee Services Limited”, “The Bank of New York Mellon” and “The Bank of New York Mellon (Luxembourg) S.A.”, respectively;

(iv)	replacing all references to “SWX Swiss Stock Exchange” with “SIX Swiss Exchange”;

(v)	changing the minimum denomination of the Notes from U.S.$100,000 to U.S.$85,000 in Recital (D) and paragraphs 1 and 11 of Schedule 1;

(vi)	replacing all references to “Condition 5(c)” with “Condition 5(c)(1)”;

(vii)	amending Clause 1.1 thereof by deleting the definition of “Account” and replacing it with the following definition and by adding the following definition of “Effective Date”:

““Account” means the account with the account number [—] in the name of the Lender with The Bank of New York Mellon;

“Effective Date” means on or about 15 December 2014;”;

(viii)	deleting Clause 3.1 and replacing it with the following:

“Global Note Certificate

On the Effective Date (a) the parties to this Agreement shall cause the existing Global Note Certificate and the Further Global Note Certificate executed by Standard Bank Plc to be removed from the Common Depository and subsequently cancelled and destroyed by the Registrar pursuant to this Agreement, (b) the Issuer shall deliver the Global Note Certificate to the Registrar for authentication, and (c) the Registrar shall deliver the authenticated Global Note Certificate to the Common Depositary.”;

(ix)	deleting Clause 7.1 and replacing it with the following:

“Issuer to pay Principal Paying Agent

In order to provide for the payment of principal (including payments of the Partial Redemption Amount and the Amortisation Amount (each as defined in the Conditions)), interest and additional amounts, if any, in respect of the Notes as the same become due and payable, the Issuer shall, subject to the receipt of the relevant funds from the Borrower under the Loan Agreement, pay or cause to be paid to the Account on or before the date which is two Business Days before the day on which such payment becomes due under the Notes, an amount equal to the amount of principal, interest and/or (as the case may be) additional amounts, if any, falling due in respect of the Notes on such date.”;

(x)	deleting Clause 12.1(a) and replacing it with the following:

“Green Finance Plc

6 St Andrew Street

London EC4A 3AE

United Kingdom

Attention: The Directors

Fax: +44 (0) 207 832 4900”;

(xi)	deleting “(incorporated as a bank under the laws of England)” in Schedule 3 and replacing it with “(incorporated with limited liability under the laws of England)”.

The Second Supplemental Agency Agreement shall be substantially in the form of the draft submitted to the Meeting and subject to the passing of the Extraordinary Resolution and the registration of amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement with the NBU being complete, will be entered into on the Effective Date.

(6)	assents to and approves, authorises, directs and empowers the Trustee to agree to enter into the Deed of Release and to release pursuant to the Deed of Release the Charged Property and the Transferred Rights from the Note Security granted in favour of the Trustee under the Original Trust Deed and to concur in the Issuer’s release and discharge of its rights and obligations under the Loan Agreement.

(7)	authorises, directs and empowers the Issuer, the Principal Paying Agent, the Registrar, the Trustee and the New Issuer on the Settlement Date to cause the existing Global Note Certificate and the Further Global Note Certificate (both as defined in the Trust Deed) executed by the Issuer to be removed from the Common Depositary and subsequently cancelled and destroyed by the Registrar pursuant to the Agency Agreement and replace it with a new Global Note Certificate executed by the New Issuer and authenticated by the Registrar.

(8)	authorises, directs and empowers the Trustee to agree all other such amendments to the Loan Agreement, the Conditions of the Notes, the Trust Deed and the Agency Agreement as are necessary and/or expedient to the modifications set out in paragraphs (1) to (7) of this Extraordinary Resolution.

(9)	authorises the Trustee to concur in and execute all such deeds, instruments, acts and things that may be necessary, appropriate or desirable in the opinion of the Trustee to carry out and give effect to this Extraordinary Resolution and the implementation of the amendments and modifications referred to in paragraphs (1) to (7) of this Extraordinary Resolution.

(10)

assents to and approves, authorises, directs and empowers the Trustee to agree to the amendments and modifications referred to in paragraphs (1) to (7) of this Extraordinary Resolution and, in order to give effect to them, to execute and deliver the Fourth Supplemental Trust Deed to effect the amendments and modifications referred to in paragraphs (1) to (7) of this Extraordinary Resolution in the form of the draft produced to this Meeting and for the purpose of identification signed by the chairman thereof, with such amendments (if any) thereto as the Trustee shall require or agree to and concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary to carry out and give effect to this Extraordinary Resolution.

(11)	discharges and exonerates the Issuer, the Trustee, the Principal Paying Agent, the Registrar, the Tabulation Agent and the registered holder of the Notes from all liability for which it or they may have become or may become liable under the Trust Deed or the Notes in respect of any act or omission including, without limitation in connection with this Extraordinary Resolution or its implementation, the amendments and modifications referred to in paragraphs (1) to (7) of this Extraordinary Resolution or the implementation of those amendments and modifications.

(12)	sanctions and assents to every abrogation, amendment, modification, compromise or arrangement in respect of the rights of the Noteholders against the Issuer, or of the Issuer against the Borrower whether such rights shall arise under the Trust Deed or otherwise involved in or resulting from the amendments and modifications referred to in paragraphs (1) to (7) of this Extraordinary Resolution, provided that for the avoidance of doubt nothing shall affect the status of the Notes as limited recourse obligations of the Issuer as set out in Condition 1(b).

(13)	acknowledged and declared that unless the context otherwise requires, capitalised terms used in this Extraordinary Resolution shall bear the meanings given to them in the Trust Deed, Agency Agreement, Loan Agreement and the Consent Solicitation Memorandum relating to the Notes dated 19 November 2014 (the “Memorandum”).

(14)	ACKNOWLEDGED AND DECLARED THAT THE IMPLEMENTATION OF THE AMENDMENTS REFERRED TO IN THIS EXTRAORDINARY RESOLUTION IN FULL WILL REQUIRE REGISTRATION OF AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT WITH THE NATIONAL BANK OF UKRAINE (THE “NBU”). TO THE EXTENT THAT AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU, THE EFFECTIVE DATE SHALL NOT OCCUR AND NO AMENDMENTS SET OUT IN THIS EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING.”

SEE “RISK FACTORS - THE EFFECTIVENESS OF AMENDMENTS INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT IS CONDITIONAL UPON THEIR REGISTRATION WITH THE NBU” IN THE MEMORANDUM.

Background

FUIB is soliciting consents to amend the Conditions as more fully described in the Memorandum, a copy of which is available as indicated below.

Among other things, FUIB has requested that the Noteholders approve the following changes to the Conditions, the Loan Agreement, Trust Deed and the Agency Agreement to take effect on the Effective Date:

1.	The substitution, in place of the Issuer, of the New Issuer as issuer of the Notes, lender under the Loan and obligor under the Trust Deed and the Agency Agreement;

2.	The extension of the repayment date of the Loan from 31 December 2014 to 31 December 2018, and the corresponding extension of the final maturity date of the Notes from 31 December 2014 to 31 December 2018;

3.	The addition of an amortised repayment provision in the Loan Agreement and a corresponding amortised redemption provision under the Notes. This will consist of a first instalment of U.S.$10,000,000 payable by FUIB under the Loan Agreement on 31 December 2015 (with corresponding payments being made pro rata to Noteholders under the Notes) and then 10 equal quarterly instalments, beginning on 30 September 2016 and ending on 31 December 2018, in repayment of principal remaining due;

4.	The addition of a new partial repayment provision in the Loan Agreement and a corresponding partial redemption provision under the Notes allowing for the payment of the Partial Redemption Amount to Qualifying Noteholders on the Settlement Date;

5.	The amendment of the covenant of FUIB in respect of the maintenance of its capital adequacy ratio (Clause 13.10 (Maintenance of Capital Adequacy) of the Loan Agreement) to effect a minimum capital adequacy ratio requirement of 12.5 per cent. instead of the current ratio of 15 per cent.;

6.	The release of the Charged Property and the Transferred Rights given as the Note Security under the Original Trust Deed and the creation by the New Issuer of the new Note Security over the new Charged Property and the new Transferred Rights in favour of the Trustee; and

7.	All other consequential changes to the Conditions, the Loan Agreement, the Agency Agreement or the Trust Deed as are necessary for or expedient to the modifications set out above in paragraphs (1) to (6) above.

Documents Available for Inspection

Noteholders may, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) prior to the Meeting, inspect copies of the documents set out below at the specified offices of the Principal Paying Agent, the Swiss Paying Agent, the Tabulation Agent and the Solicitation Agent set out below:

Documents available for inspection:

•	the Original Trust Deed;

•	the First Supplemental Trust Deed;

•	the Second Supplemental Trust Deed;

•	the Third Supplemental Trust Deed;

•	the Original Loan Agreement;

•	the First Supplemental Loan Agreement;

•	the Second Supplemental Loan Agreement;

•	the Third Supplemental Loan Agreement;

•	the Original Agency Agreement; and

•	the First Supplemental Agency Agreement.

Documents available for inspection and collection:

•	the Memorandum;

•	the 2012 and 2013 annual audited consolidated financial statements of FUIB, and the nine month 2014 interim consolidated financial statements of FUIB (together, the “Financial Statements”);

•	the final draft Fourth Supplemental Trust Deed;

•	the final draft Fourth Supplemental Loan Agreement;

•	the final draft Second Supplemental Agency Agreement;

•	the final draft Deed of Release; and

•	this Notice of Meeting.

Documents available for inspection and collection will also be available in electronic form under www.dfking.com/fuib. The Financial Statements will also be available in electronic form under http://pumb.ua/en/about/financial_indicators/.

General

The attention of Noteholders is particularly drawn to the quorum required for the Meeting and for an adjourned Meeting which is set out in “Voting and Quorum” below. Having regard to such requirements, Noteholders are strongly urged either to attend the Meeting or to take steps to be represented at the Meeting, as referred to below, as soon as possible.

Noteholders who wish to vote must do so in accordance with the procedures of the relevant Clearing System. Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent no later than the Expiration Time on the Expiration Date.

Direct participants in any Clearing System by submission of Electronic Voting Instructions authorise such Clearing System to disclose their identity to the Issuer, FUIB, ING Bank N.V, London Branch (the “Solicitation Agent”), the Principal Paying Agent, the Registrar, the Tabulation Agent and the Trustee.

A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Electronic Voting Instructions to be delivered with respect to such Notes. Beneficial owners of Notes are urged to contact any such person promptly to ensure timely delivery of such Electronic Voting Instructions.

If Electronic Voting Instructions are not received from or on behalf of a Noteholder by a Clearing System (and such Noteholder does not otherwise make arrangements to vote at the Meeting or to attend in person by appointing a proxy also in advance of the Expiration Time on the Expiration Date), such Noteholder will be deemed to have declined to vote in respect of the Extraordinary Resolution.

None of the Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent, the Registrar or the Tabulation Agent expresses any view as to the merits of the amendments and modifications referred to in the Extraordinary Resolution or the Extraordinary Resolution but the Trustee has authorised it to be stated that it has no objection to the amendments and modifications referred to in the Extraordinary Resolution and the Extraordinary Resolution being put to Noteholders for their consideration. None of the Issuer, the Trustee, the Principal Paying Agent, the Solicitation Agent, nor the Tabulation Agent has been involved in negotiating the amendments and modifications referred to in the Extraordinary Resolution or the Extraordinary Resolution

and none of them makes any representation that all relevant information has been disclosed to the Noteholders in or pursuant to the Memorandum and the Notice of Meeting. Noteholders who are unsure of the impact of the amendments and modifications referred to in the Extraordinary Resolution and the Extraordinary Resolution should seek their own financial, legal and tax advice.

FUIB will bear legal, accounting and other professional fees and expenses associated with the amendments and modifications referred to in the Extraordinary Resolution, as more particularly agreed with the Issuer and the Solicitation Agent.

Voting and Quorum

1.	The relevant provisions governing the convening and holding of meetings of Noteholders are set out in Schedule 4 to the Trust Deed, a copy of each of which is available for inspection as referred to above.

IMPORTANT: The Notes are currently in the form of a Global Note Certificate. The Global Note Certificate is held by a common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through Euroclear, Clearstream, Luxembourg or their respective account holders (“Accountholders”), should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the meeting or appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice will be the registered holder of the Global Note Certificate which is The Bank of New York Depository (Nominees) Limited as nominee for the Clearing Systems (the “Registered Holder”).

2.	The Registered Holder may by instrument in writing in the English language (a “form of proxy”) in the form available from the specified office of the Principal Paying Agent and the Registrar (each an “Agent”) specified below signed by the Registered Holder or, in the case of a corporation, executed under its common seal or signed on its behalf by its duly appointed attorney or a duly authorised officer of the corporation and delivered to the specified office of the Registrar not less than 48 hours before the time fixed for the Meeting, appoint a named individual or individuals (a “proxy”) to vote in respect of the Notes held by such Registered Holder at the Meeting (or any adjourned such Meeting).

3.	A proxy so appointed shall, so long as such appointment remains in force, be deemed for all purposes in connection with the meeting to be the holder of the Notes to which such appointment relates and the Registered Holder of the Notes shall be deemed for such purposes not to be the holder.

4.	Submission of Electronic Voting Instructions (as defined below) by transmitting them or procuring their transmission to the relevant Clearing System represents a direction from the Beneficial Owner through his Accountholder for the Registered Holder to require the Registrar to issue a Block Voting Instruction (as defined in the Trust Deed) appointing the Registrar or any one of its employees (as the Registrar shall determine) as proxy to cast the votes relating to the Notes in which he has an interest at the Meeting (or any adjourned such Meeting).

5.	Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy to attend and vote at the Meeting (or any adjourned such meeting) should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy (by the Registered Holder) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting (or any adjourned such Meeting).

6.	In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Registrar. Such arrangements may be revoked by no later than 48 hours before the time fixed for the Meeting.

7.	An Accountholder whose Notes have been blocked will thus be able to procure that an Electronic Voting Instruction (an “Electronic Voting Instruction”) is given in accordance with the procedures of the relevant Clearing System to the Registrar via the Tabulation Agent. Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System.

8.	Subject to the paragraph below, any Note(s) so held and blocked for either of these purposes will be released to the Accountholder by the relevant clearing system on the earliest of (i) as soon as reasonably practicable after the Effective Date and (ii) upon such Note(s) ceasing in accordance with the procedure of the relevant clearing system and with the agreement of the Registrar to be held to its order or under its control in the relevant clearing system; provided, however, in the case of (ii) above, that, if the Registrar has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until the Registrar has notified the Issuer and FUIB of the necessary revocation of or amendment to such proxy.

IN ADDITION, THOSE NOTES OF A QUALIFYING NOTEHOLDER WHICH ARE TO BE REDEEMED ON THE SETTLEMENT DATE WILL CONTINUE TO BE BLOCKED UNTIL THE SETTLEMENT DATE. ALL OTHER NOTES OF SUCH QUALIFYING NOTEHOLDER WILL BE RELEASED PURSUANT TO THE PARAGRAPH ABOVE.

9.	The quorum required at the Meeting shall be two or more persons present in person holding the Notes or being proxies and representing or holding not less than two-thirds of the aggregate principal amount of the outstanding Notes, provided however that so long as at least the Relevant Fraction (as defined in Schedule 4 (Provisions for Meetings of Noteholders) in the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note Certificate or a single Individual Note Certificate, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

If within 15 minutes after the time fixed for the Meeting, a quorum is not present, the Meeting shall be adjourned for such period, being not less than 14 days nor more than 42 days, and to such time and place as may be appointed by the chairman (with the approval of the Trustee) either at or subsequent to the Meeting. Notice of any adjourned Meeting shall be given in the same manner as notice of the original Meeting, save that 10 days notice (exclusive of the day on which notice is given and of the day on which the Meeting is to be resumed), shall be sufficient and shall contain the quorum requirements which will apply when the Meeting resumes and information required for the notice of the original Meeting shall be given.

10.	At any adjourned Meeting, the quorum shall be two or more persons present in person holding Notes or being proxies and representing or holding not less than one-third of the aggregate in principal amount of the outstanding Notes, provided however that, so long as at least the Relevant Fraction (as defined in Schedule 4 (Provisions for Meetings of Noteholders) in the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note Certificate or a single Individual Note Certificate, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

11.	To be passed in relation to the Notes, the Extraordinary Resolution must be passed at a Meeting duly convened and held in accordance with the provisions of Schedule 4 to the Trust Deed by a majority of not less than three-quarters of the votes cast.

12.	Except where the proviso to paragraph 8 (Quorum) of the provisions of Schedule 4 to the Trust Deed applies, every question submitted to the Meeting shall be decided in the first instance by a show of hands.

13.	Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.

14.	A demand for a poll shall be valid if it is made by the chairman, the Issuer, the Trustee or one or more persons representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of the relevant Meeting for any other business as the chairman directs.

15.	On a show of hands every holder of the Notes who is present in person or any person who is a proxy or a representative shall have one vote. On a poll every such person shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Note(s) represented or held by him. Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way. In the case of a voting tie, the chairman shall have a casting vote.

16.	If the Extraordinary Resolution is duly passed at the Meeting duly convened and held in accordance with the Trust Deed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

17.	This notice and any non-contractual obligations arising out of or in connection with it shall be governed by, and shall be construed in accordance with, English law.

THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT WITH THE NBU. TO THE EXTENT THAT AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU, THE EFFECTIVE DATE SHALL NOT OCCUR AND NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING. SEE “RISK FACTORS - THE EFFECTIVENESS OF AMENDMENTS INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT IS CONDITIONAL UPON THEIR REGISTRATION WITH THE NBU” IN THE MEMORANDUM.

Any questions regarding the terms of the Solicitation may be directed to the Solicitation Agent at the address and telephone number specified below:

The Solicitation Agent is:

ING BANK N.V., LONDON BRANCH

60 London Wall

London EC2M 5TQ

United Kingdom

Attention: Global Debt Syndicate

By telephone: +44 (0) 20 7767 5107

By email: ml-gb-ldn-syndicate@uk.ing.com

By facsimile: +44 (0) 20 7767 7284

The Tabulation Agent is:

D.F. KING (EUROPE)

85 Gresham Street

London EC2V 7NQ

United Kingdom

By telephone: +44 207 920 9700

By email: fuib@dfking.com

www.dfking.com/fuib

The Principal Paying Agent is:

THE BANK OF NEW YORK MELLON, LONDON BRANCH

One Canada Square

London E14 5AL

United Kingdom

The Swiss Paying Agent is:

ZURICH CANTONALBANK

Bahnhofstrasse 9

8001 Zurich

Switzerland

The Registrar is:

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.

Vertigo Building-Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

This notice is given by:

STANDARD BANK PLC

20 Gresham Street

London EC2V 7JE

United Kingdom

On the instructions of PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”

19 November 2014